UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 9, 2016

Date of Report (Date of earliest event reported)

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30156

(Commission File Number)

98-0384030

(I.R.S. Employer Identification No.)

430 Park Ave.

Suite 702

New York, New York 10022

(Address of principal executive offices)

(888) 398-0202

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement and Warrant

On September 9, 2016, RenovaCare, Inc. (the “Company”) entered into a loan agreement (the “Loan Agreement”) with Kalen Capital Corporation (“KCC”), a private company that owns in excess of 10% of the Company’s common stock. Pursuant to the terms of the Loan Agreement, KCC agreed to loan the Company up to $900,000 at an annual interest rate of 7% per year, compounded quarterly. KCC provided the Company with an initial loan in the amount of $700,000, which was evidenced by a convertible promissory note (the “Note”); the remaining $200,000 may be loaned prior to December 31, 2017, upon the mutual agreement of the Company and KCC. The Note, including any interest due thereon, may be prepaid at any time without penalty.

The Note matures on December 31, 2017, and, beginning on the first anniversary of the Note, can be converted, at KCC’s sole discretion, into shares of the Company’s common stock at conversion rate equal to the lesser of: (i) $1.54, the closing price of the Company’s common stock as quoted on the OTC Markets Group Inc. QB tier (the “OTCQB”) on the day prior to the issuance of the Note or (ii) a twenty percent (20%) discount to the average closing price of the Company’s common stock as quoted on the OTCQB for the five (5) days prior to the date on which KCC elects to convert the Note.

Per the Loan Agreement, the Company issued KCC a Series E Stock Purchase Warrant (the “Warrant”) to purchase up to 584,416 shares of the Company’s common stock at a purchase price of the lesser of: (i) $1.54, the closing price of the Company’s common stock as quoted on the OTCQB on the day prior to issuance of the Warrant; or (ii) a twenty percent (20%) discount to the average closing price of the Company’s common stock as quoted on the OTCQB for the five (5) days prior to the date on which KCC elects to exercise the Warrant. The Warrant is exercisable for a period of five (5) years from the date of issuance and may be exercised on a cashless basis using the formula contained therein.

The Loan Agreement provides KCC with registration rights for all of the shares issuable upon conversion of the Note, including conversion of the note issued for the remaining $200,000, if applicable, and exercise of the Warrant, beginning on the first anniversary of the Loan Agreement.

The Company intends to use the proceeds of the Note for working capital and general corporate purposes.

The foregoing is only a summary of the material provisions of the Loan Agreement, the Note and the Series E Warrant; it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the respective documents, which are attached as Exhibits 10.1; 4.1; and 4.2 hereto.

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference. The offer and sale of the Note and Warrant was completed pursuant to the exemptions from registration provided by, among others, Regulation S under the Securities Act of 1933, as amended.

Item 5.02 Departure of Certain Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 9, 2016, the Company terminated the At-Will Services Agreement between the Company and Ms. Rhonda Rosen, the Company’s Chief Financial Officer. The termination was not a result of any disagreement between the Company and Ms. Rosen. Effective as of September 9, 2016, Mr. Thomas Bold, the Company’s President & Chief Executive Officer, was appointed to serve as the Company’s Interim Chief Financial Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

4.1	Convertible Promissory Note

4.2	Series E Stock Purchase Warrant

10.1	Loan Agreement between Kalen Capital Corporation and RenovaCare, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on September 15, 2016.

RenovaCare, Inc.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	President and Chief Executive Officer

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